Exhibit 99.1

Website Pros Reports First Quarter 2007 Financial Results

JACKSONVILLE, FL — May 2, 2007 — Website Pros, Inc. (Nasdaq: WSPI), a leading provider of website technology, services and Internet solutions for small and medium-sized businesses, today announced results of operations for the quarter ended March 31, 2007.

David Brown, President and CEO of Website Pros, stated, “We were pleased with the company’s performance in the first quarter, which was well balanced across each of our key offerings.  Improved execution helped to drive a solid sequential increase in subscribers for our Web services offering, momentum is increasing with our LEADS.com offering, and we remain excited by the interest and growth in our recently acquired RenovationExperts.com and 1ShoppingCart.com offerings.”

Brown added, “Website Pros continues to strengthen its position as a leading provider of Do-It-For-Me website building tools, Internet marketing, and lead generation solutions for small and medium sized businesses.  We believe SMB’s are still in the early stages of adopting state-of-the-art solutions to build and optimize an Internet presence, and we are optimistic about our outlook for 2007.”

Financial Results for the First Quarter of 2007

Total revenue for the first quarter of 2007 was $16.4 million, an increase of 41% on a year-over-year basis.  For the first quarter of 2007, subscription revenue increased 52% to $15.1 million, license revenue decreased 15% to $1.0 million, and professional services revenue decreased 43% to $258 thousand, compared to the first quarter of 2006.

For the first quarter of 2007, the company reported net income available to common stockholders, determined in accordance with generally accepted accounting principles (GAAP), of $632 thousand, compared to $1.0 million in the first quarter of 2006.  Fully diluted GAAP earnings per share were $0.03 for the first quarter of 2007, compared to $0.05 per share in the first quarter of 2006.  Of note, during the first quarter of 2007, the company recorded an income tax provision of $566 thousand, or $0.03 per fully diluted share, whereas it did not recognize a tax expense in the prior year period.

Non-GAAP Financial Results for the First Quarter of 2007

Website Pros reported non-GAAP net income of $2.4 million for the first quarter of 2007, an increase of 44% as compared to $1.7 million in the first quarter of 2006.  Non-GAAP diluted net income per share was $0.12 for the first quarter of 2007, an increase of 33% from $0.09 in the first quarter of 2006.

All per share numbers for non-GAAP net income per share are expressed on a weighted average diluted per share basis. Non-GAAP net income excludes stock-based compensation expense, amortization expense related to acquisitions, income tax expense, and includes an estimated cash tax rate to be paid during 2007.  A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in the press release.  An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Kevin Carney, CFO of Website Pros, commented, “During the first quarter, we continued to invest in the growth of our Web services sales organization, while we increased investments in our LEADS.com and RenevationExperts.com offerings based on strong market demand.  We are pleased that we were able to make these investments for the long-term health of our business, while still delivering non-GAAP profitability that was at the high-end of our guidance.”

Other Highlights

•                  Total net subscribers at the end of the fourth quarter were approximately 76,600, an increase from approximately 74,000 at the end of the fourth quarter of 2006.  Total net subscribers include the company’s Web services, LEADS.com, RenovationExperts.com and 1ShoppingCart.com offerings.

•                  Monthly customer turnover was 5.3%, down fractionally from 5.4% in the previous quarter, based on the subscriber and related churn levels from the company’s Web services, LEADS.com, RenovationExperts.com and 1ShoppingCart.com offerings.

•                  Non-Discover related leads increased to 61% of the company’s new sales units in the quarter, up from 54% in the fourth quarter of 2006.

•                  The Company acquired substantially all of the assets and select liabilities of privately held Submitawebsite Inc., a search engine optimization company. Submitawebsite is a leader in natural Search Engine Optimization (SEO), a process aligning a website’s code and content with strategic keyword phrase targeting, ultimately improving a website’s search engine positioning.

•                  Robert S. McCoy, Jr. was added to the company’s board of directors.  Mr. McCoy has been a director of Krispy Kreme Doughnuts, Inc. since November 2003 and is currently the Chairman of its Audit Committee and a member of its Governance Committee. He has been a director of MedCath Corporation since October 2003 and is currently the Chairman of its Audit Committee and Corporate Governance and Nominating Committee and a member of its Compliance Committee. Mr. McCoy retired in September 2003 as Vice Chairman and Chief Financial Officer of Wachovia Corporation, a diversified financial services company, where he had been a senior executive officer since 1991.

Use of Non-GAAP Financial Measures

Some of the measures in this press release are non-GAAP financial measures within the meaning of the SEC Regulation G.  Website Pros believes presenting non-GAAP net income attributable to common stockholders and non-GAAP net income per share attributable to common stockholders and non-GAAP operating margin is useful to investors, because it describes the operating performance of the company and helps investors gauge the company’s ability to generate cash flow, excluding some recurring charges that are included in the most directly comparable measures calculated and presented in accordance with GAAP.  Company management uses these non-GAAP measures as important indicators of the company’s past performance and to plan and forecast performance in future periods.  The non-GAAP financial information Website Pros presents may not be comparable to similarly-titled financial measures used by other companies, and investors should not consider non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.

Conference Call Information

Management will host a conference call to discuss the company’s results and other matters related to the company’s business today, May 2, 2007, at 5:00 pm EST.  To access this call, dial 800-817-4887 (domestic) or 913-981-4913 (international). A replay of this conference call will be available for a limited time at 888-203-1112 (domestic) or 719-457-0820 (international).  The replay passcode is 6431444. A webcast of this conference call will also be available for a limited time on the “Investor Relations” page of the company’s website, www.websitepros.com.

About Website Pros

Website Pros is a leading provider of Do-It-For-Me website building tools, Internet marketing, and lead generation solutions that enable businesses to maintain an effective Internet presence. The company offers a full range of Web services, including website design and publishing, Internet marketing and advertising, search engine optimization, customer support and technology, and lead generation, meeting the needs of a business anywhere along its lifecycle — from those just establishing a Web presence to more sophisticated online e-commerce sites.

Note to Editors: Website Pros and eWorks! XL are registered trademarks of Website Pros.

Forward-Looking Statements

This press release includes certain “forward-looking statements” that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. Our actual results could differ materially from those anticipated in these forward-looking statements upon completion of the review of our first quarter results by our independent registered public accounting firm.  These statements are based on our current beliefs or expectations and there are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including without limitation, our ability to maintain our sales efficiency, our ability to maintain our existing, and develop new, strategic relationships, the number of our net subscriber additions, our monthly customer turnover and our ability to successfully integrate recently acquired businesses and operations and those risks set forth under the caption “Risk Factors” in Website Pros’ Annual  Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission. These filings are available on a Website maintained by the Securities and Exchange Commission at www.sec.gov.  Website Pros does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Contacts:

MEDIA:

Roseann Duran

Website Pros, Inc.

904-680-6976

rduran@websitepros.com

INVESTORS:

Kori Doherty
ICR
617-956-6730

kdoherty@icrinc.com

Source:  Website Pros

Website Pros, Inc.
Consolidated Statements of Operations
(in thousands except per share data)
(unaudited)

	Three Months Ended March 31,
	2007	2006
Revenue:
Subscription	$15,138	$9,959
License	1,028	1,205
Professional services	258	449
Total revenue	16,424	11,613

Cost of revenue (excluding depreciation and amortization shown separately below):
Subscription (a)	6,815	4,418
License	298	291
Professional services	301	380
Total cost of revenue	7,414	5,089

Gross profit	9,010	6,524

Operating expenses:
Sales and marketing (a)	3,947	2,837
Research and development (a)	778	549
General and administrative (a)	2,908	2,296
Depreciation and amortization	681	372
Total operating expenses	8,314	6,054
Income from operations	696	470
Interest, net	502	551
Income before income taxes	1,198	1,021
Income tax expense	(566)	—
Net income	$632	$1,021

Net income attributable per common share
Basic	$0.04	$0.06
Diluted	$0.03	$0.05
Weighted-average number of shares used in per share amounts:
Basic	17,339	16,526
Diluted	19,672	19,343

(a) Stock based compensation included above:
Subscription (cost of revenue)	$42	$25

Sales and marketing	$109	$72
Research and development	59	55
General and administration	583	244
Total	$751	$371

Website, Pros, Inc.
Consolidated Balance Sheets
(in thousands except per share data)

	March 31, 2007	December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$41,459	$42,155
Accounts receivable, net of allowance $347 and $280, respectively	4,419	4,202
Inventories, net of reserves of $53 and $48, respectively	34	69
Prepaid expenses	554	616
Prepaid marketing fees and other current assets	954	986
Deferred taxes	531	531
Total current assets	47,951	48,559

Property and equipment, net	2,381	2,337
Goodwill	34,017	31,587
Intangible assets, net	7,642	7,590
Deferred taxes	2,130	2,669
Other assets	677	618
Total assets	$94,798	$93,360

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$176	$920
Accrued expenses	2,668	3,028
Deferred revenue	5,662	4,594
Accrued marketing fees	268	234
Notes payable, current	102	95
Obligations under capital leases, current	51	52
Other liabilities	124	102
Total current liabilities	9,051	9,025

Accrued rent expense	142	158
Notes payable, long term	139	162
Obligations under capital leases, long term	19	32
Other long term liabilities	27	27
Total liabilities	9,378	9,404

Stockholders’ equity
Common stock, $0.001 par value; 150,000,000 shares authorized at March 31, 2007 and December 31,2006; 17,355,715 shares and 17,331,626 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively.	17	17
Additional paid-in capital	143,933	143,101

Accumulated deficit	(58,530)	(59,162)
Total stockholders’ equity	85,420	83,956

Total liabilities and stockholders’ equity	$94,798	$93,360

Website, Pros, Inc.
Reconciliations of GAAP to Pro Forma Results
(in thousands except per share data)
(unaudited)

	Three Months Ended March 31,
	2007	2006
Reconciliation of GAAP net income attributable to common stockholders to non-GAAP pro forma net income
GAAP Net income	$632	$1,021
Amortization of intangibles	422	242
Income tax expense	566	—
Cash income tax expense	(27)	—
Stock based compensation	793	396
Non-GAAP pro-forma net income	$2,386	$1,659

Reconciliation of GAAP basic net income per share to non-GAAP pro forma net income per share
Basic	$0.04	$0.06
Amortization of intangibles per share	0.02	0.01
Income tax expense per share	0.03	—
Cash income tax expense per share	(0.00)	—
Stock based compensation per share	0.05	0.03
Non-GAAP pro-forma net income per share attributable to common stockholders
Basic	$0.14	$0.10

Reconciliation of GAAP diluted net income per share to non-GAAP pro forma net income per share
Fully diluted shares:
Common stock	17,339	16,526
Diluted stock options	1,864	2,535
Warrants	192	282
Escrow shares	277	—
Total	19,672	19,343

GAAP net income per share attributable to common stockholders
Diluted	$0.03	$0.05
Amortization of intangibles per share	0.02	0.02
Income tax expense per share	0.03	—
Cash income tax expense per share	(0.00)	—
Stock based compensation per share	0.04	0.02
Non-GAAP pro-forma net income per share attributable to common stockholders
Diluted	$0.12	$0.09

Reconciliation of GAAP operating income to non-GAAP pro forma operating income
GAAP operating income	$696	$470
Amortization of intangibles	422	242
Stock based compensation	793	396
Non-GAAP proforma operating income	$1,911	$1,108

Reconciliation of GAAP operating margin to non-GAAP pro forma operating margin
GAAP operating margin	4%	4%
Amortization of intangibles	3%	2%
Stock based compensation	5%	4%
Non-GAAP proforma operating margin	12%	10%

Website, Pros, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities
Net income	$632	$1,021
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	681	372
Stock-based compensation expense	793	396
Deferred tax asset	539	—
Changes in operating assets and liabilities:
Accounts Receivable	226	177
Inventories	35	(3)
Prepaid expenses and other assets	37	(169)
Accounts Payable, accrued expenses and other liabilities	(1,071)	(779)
Deferred revenue	313	19

Net cash provided by operating activities	2,185	1,034

Cash flows from investing activities
Business acquisition, net of cash received	(2,374)	—
Purchase of property and equipment	(415)	(361)
Investment in intangible assets	(100)	(3)
Net cash used in investing activities	(2,889)	(364)

Cash flows from financing activities
Stock issuance costs	—	(622)
Repayment of debt obligations	(31)	(16)
Proceeds from exercise of stock options	39	25
Net cash provided by (used in) financing activities	8	(613)

Net (decrease) increase in cash and cash equivalents	(696)	57
Cash and cash equivalents, beginning of period	42,155	55,746
Cash and cash equivalents, end of period	$41,459	$55,803

Supplemental cash flow information:
Interest paid	$5	$—
Income tax paid	$37	$—